UNITED STATES
SECURITIES AND EXCHANG E COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2014

Commission File Number: 000-54706

California Gold Corp.
(Exact name of small business issuer as specified in its charter)

Nevada	83-483725
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10752 Deerwood P ark Blvd., S. Waterview II, Suite 100, Jacksonville, Florida 32256
(Address of principal executive offices)

(904) 586-8673
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Copies to: Harvey Kesner, Esq.
Sichenzia Ross Friedman Ference, LLP
61 Broadway, Suite 3200
New York, NY, 10006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

    California Gold Corp. (the “Company”) issued $2,942,500 10% Senior Convertible Promissory Notes on February 7, 2014 (the “February Notes”) and $1,017,500 10% Senior Convertible Promissory Notes on March 3, 2014 (the “March Notes” and, together with the February Notes, the “Notes”).   On August 11, 2014, the balance of the February Notes was reduced to $2,642,500 and on August 11, 2014 the Company and the holders of the February Notes and the holders of $992,500 of the March Notes agreed to extend the respective maturity dates of their Notes to November 2, 2014.  Except for the amended maturity date the terms and conditions of the Notes remain unchanged and the Notes remain current and are not in default.

    Upon the Company’s filing of a Certificate of Designation of Series C Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada, all of the outstanding principal amount and accrued but unpaid interest on the Notes shall automatically convert into shares of Series C Convertible Preferred Stock, at a post reverse split conversion price of $0.50 per share (on a 1 for 100 reverse split basis).   The Company expects that it will file the Certificate of Designation effectuating: (i) a 1 for 100 reverse stock split, (ii) an increase in its authorized preferred stock to 50,000,000 shares from 22,000,000 shares, (iii) its 2014 Equity Incentive Plan and (iv) a name change to MVP Portfolios, Inc. if approved by the shareholders of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.          Description

10.1                      Form of Note Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Gold Corp.

Date: August 14, 2014	By: /s/ Shea Ralph Name: Shea Ralph Title: Chief Financial Officer